EXHIBIT 99.1

NEWS RELEASE	CONTACT: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251

JULY 15, 2016

AMES NATIONAL CORPORATION

ANNOUNCES 2016 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2016 results:

For the quarter ended June 30, 2016, net income for Ames National Corporation (the Company) totaled $4,099,000 or $0.44 per share, compared to $3,365,000 or $0.36 per share earned in 2015. The higher earnings are primarily the result of increased loan interest income, a lower provision for loan loss, and lower other real estate owned expenses, offset in part by lower securities gains. The increase in loan interest income was attributable to higher loan volume. Average net loans for the three months were $36 million higher for the quarter ended June 30, 2016 compared to a year earlier. Company management was pleased with a reduction in other real estate owned of $3.5 million from one year ago.

Second quarter net interest income totaled $9,992,000, an increase of $204,000, or 2%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. The Company’s expansion into the Des Moines metro market was a factor in obtaining this growth. The Company’s net interest margin was 3.36% for the quarter ended June 30, 2016 as compared to 3.32% for the quarter ended June 30, 2015.

A provision for loan losses of $14,000 was recognized in the second quarter of 2016 as compared to $922,000 in the second quarter of 2015. The growth in the loan portfolio was a primary factor driving the provision for loan losses in 2015. Net loan recoveries were $19,000 for the quarter ended June 30, 2016 compared to net loan recoveries of $24,000 for the quarter ended June 30, 2015. The loan portfolio credit quality gauged by total impaired loans and past due loan volume remains favorable in comparison to our peers. However, the agricultural economy has weakened as declining grain prices have caused lower profitability for our agricultural borrowers.

Noninterest income for the second quarter of 2016 totaled $1,926,000 as compared to $2,407,000 for the same period in 2015. The decrease in noninterest income is primarily due to a decrease in realized securities gains of $463,000, offset in part by higher wealth management income of $57,000 compared to the prior year’s quarter. Wealth management income continues to be a focus of management and provides an opportunity for increasing revenue.

Noninterest expense for the second quarter of 2016 totaled $6,121,000 compared to $6,692,000 recorded in 2015, a decrease of 9%, which was primarily due to lower other real estate owned expenses of $539,000. The sale of a substantial portion of the other real estate owned in 2015 was reflected in the lower other real estate owned expenses in 2016, while the 2015 expense was due to an impairment write down. The efficiency ratio was 51.36% for the second quarter of 2016 as compared to 54.88% in 2015. The Company strives to maintain a low efficiency ratio to enable better loan and deposit pricing for our customers, while maintaining a favorable shareholder return.

Six Months 2016 results:

For the six months ended June 30, 2016, net income for the Company totaled $7,906,000 or $0.85 per share, compared to $7,000,000 or $0.75 per share earned in 2015. The higher earnings are primarily the result of increased loan interest income, a lower provision for loan loss, and lower other real estate owned expenses, offset in part by lower net securities gains. The increased loan interest income was attributable to higher loan volume. Average net loans for the six months were $40 million higher for the six months ended June 30, 2016 compared to a year earlier.

Net interest income for the six months ended June 30, 2016 totaled $19,827,000, an increase of $595,000, or 3%, compared to the same period a year ago, due primarily to growth in the real estate loan portfolio. The Company’s expansion into the Des Moines metro market was a significant factor in obtaining this growth. The Company’s net interest margin was 3.36% for the six months ended June 30, 2016 as compared to 3.30% for the same period in 2015.

A provision for loan losses of $206,000 was recognized for the six months ended June 30, 2016 as compared to $999,000 for the same period in 2015. The growth in the loan portfolio was a primary factor for the provision for loan losses in 2015. Net loan charge offs were $59,000 for the six months ended June 30, 2016 compared to net loan recoveries of $34,000 for the six months ended June 30, 2015.

Noninterest income for the six months ended June 30, 2016 totaled $4,025,000 as compared to $4,173,000 for the same period in 2015. The decrease in noninterest income is primarily due to a decrease in realized securities gains of $266,000, offset in part by higher wealth management income of $156,000 compared to the prior year. Wealth management income has increased 28% over the past five years ending June 30, 2016.

Noninterest expense for the six months ended June 30, 2016 totaled $12,555,000 compared to $12,831,000 recorded in 2015, a decrease of 2%, which was primarily due to the lower other real estate owned expenses of $707,000 due to an impairment write down in 2015. Offsetting this decrease in expenses is a 5% increase in salaries and employee benefits. This increase is mainly due to normal salary increases along with additional lending and support staff. The efficiency ratio was 52.64% for the six months ended June 30, 2016 as compared to 54.82% in 2015.

Balance Sheet Review:

As of June 30, 2016, total assets were $1,328,847,000, a $6.7 million increase in assets compared to June 30, 2015. The increase in assets was due primarily to an increase in loans, funded primarily by a decrease in securities.

Securities available-for-sale as of June 30, 2016 declined to $528,801,000 from $546,633,000 as of June 30, 2015. The decrease in securities available-for-sale is primarily due to the sale, maturity or pay downs of U.S. government mortgage-backed and municipal securities..

Net loans as of June 30, 2016 increased 5% to $712,941,000 as compared to $677,580,000 as of June 30, 2015. Loan demand has remained steady for most of our affiliate banks. Impaired loans, net of specific reserves, totaled $2,105,000, or 0.29% of gross loans as of June 30, 2016, compared to $1,697,000, or 0.25% of gross loans as of June 30, 2015. The allowance for loan losses on June 30, 2016 totaled $10,135,000, or 1.40% of gross loans, compared to $9,872,000 or 1.44% of gross loans as of June 30, 2015. The increase in the allowance for loan losses was provided to accommodate growth in the Company’s loan portfolios.

Other real estate owned was $1,054,000 and $4,588,000 as of June 30, 2016 and 2015, respectively. The decrease in the other real estate owned was due primarily to the sale of properties.

Deposits totaled $1,065,364,000 on June 30, 2016, 1% lower than the $1,079,378,000 recorded at June 30, 2015. Time deposits continue to decline in this low interest rate environment.

Securities sold under agreements to repurchase totaled $41,946,000 on June 30, 2016, a 4% decrease from the $43,478,000 recorded at June 30, 2015.

The Company’s stockholders’ equity represented 12.8% of total assets as of June 30, 2016 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $170,087,000 as of June 30, 2016, and $156,569,000 as of June 30, 2015. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the net unrealized gain on securities.

Shareholder Information:

Return on average assets was 1.23% for the quarter ended June 30, 2016, compared to 1.01% for the same period in 2015. Return on average equity was 9.82% for the quarter ended June 30, 2016, compared to the 8.48% in 2015.

Return on average assets was 1.19% for the six months ended June 30, 2016, compared to 1.05% for the same period in 2015. Return on average equity was 9.55% for the six months ended June 30, 2016, compared to the 8.86% in 2015.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $26.82 on June 30, 2016. During the second quarter of 2016, the price ranged from $24.00 to $27.02.

On May 11, 2016, the Company declared a quarterly cash dividend on common stock, payable on August 15, 2016 to stockholders of record as of August 1, 2016, equal to $0.21 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 30, 2016 and 2015
(unaudited)

	2016	2015
ASSETS
Cash and due from banks	$20,299,644	$26,310,646
Interest bearing deposits in financial institutions	31,235,295	29,685,112
Securities available-for-sale	528,801,262	546,632,788
Loans receivable, net	712,940,747	677,579,651
Loans held for sale	1,645,090	465,000
Bank premises and equipment, net	16,590,627	16,373,694
Accrued income receivable	7,384,529	7,435,248
Other real estate owned	1,053,923	4,587,683
Deferred income taxes	-	3,171,778
Core deposit intangible, net	1,122,017	1,507,233
Goodwill	6,732,216	6,732,216
Other assets	1,041,651	1,637,644

Total assets	$1,328,847,001	$1,322,118,693

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand, noninterest bearing	$192,096,304	$195,469,480
NOW accounts	298,819,035	298,586,336
Savings and money market	365,932,378	357,110,905
Time, $250,000 and over	35,089,704	33,950,601
Other time	173,427,209	194,261,076
Total deposits	1,065,364,630	1,079,378,398

Securities sold under agreements to repurchase	41,945,656	43,478,402
Federal funds purchased	959,000	-
Federal Home Loan Bank (FHLB) advances and other borrowings	42,800,000	36,968,367
Deferred income taxes	1,498,380	-
Dividend payable	1,955,292	1,862,183
Accrued expenses and other liabilities	4,236,546	3,862,105
Total liabilities	1,158,759,504	1,165,549,455

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of June 30, 2016 and 2015	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	122,263,655	113,977,220
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	8,323,288	3,091,464
Total stockholders' equity	170,087,497	156,569,238

Total liabilities and stockholders' equity	$1,328,847,001	$1,322,118,693

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest income:
Loans	$8,030,602	$7,712,057	$15,888,572	$15,111,747
Securities
Taxable	1,471,926	1,566,298	2,967,236	3,132,696
Tax-exempt	1,388,791	1,479,726	2,788,822	2,966,086
Interest bearing deposits and federal funds sold	114,353	100,669	210,056	194,047

Total interest income	11,005,672	10,858,750	21,854,686	21,404,576

Interest expense:
Deposits	755,377	768,650	1,505,498	1,531,046
Other borrowed funds	258,339	302,611	521,709	640,774

Total interest expense	1,013,716	1,071,261	2,027,207	2,171,820

Net interest income	9,991,956	9,787,489	19,827,479	19,232,756

Provision for loan losses	14,070	921,513	206,084	998,813

Net interest income after provision for loan losses	9,977,886	8,865,976	19,621,395	18,233,943

Noninterest income:
Wealth Management Income	738,213	681,347	1,525,321	1,369,257
Service fees	404,614	444,798	801,705	839,357
Securities gains, net	29,500	492,355	231,193	497,304
Gain on sale of loans held for sale	257,254	285,312	434,011	499,298
Merchant and card fees	356,817	351,879	700,890	666,473
Other noninterest income	139,235	151,296	331,985	301,517

Total noninterest income	1,925,633	2,406,987	4,025,105	4,173,206

Noninterest expense:
Salaries and employee benefits	3,854,417	3,810,977	7,906,201	7,535,911
Data processing	780,732	704,596	1,541,864	1,369,131
Occupancy expenses, net	407,989	467,509	1,011,426	993,596
FDIC insurance assessments	161,531	167,274	325,519	350,270
Professional fees	325,085	312,732	593,001	605,170
Business development	220,956	232,088	456,116	464,932
Other real estate owned expense, net	23,225	562,147	3,609	710,210
Core deposit intangible amortization	91,466	109,375	186,714	222,998
Other operating expenses, net	255,286	325,454	530,961	578,791

Total noninterest expense	6,120,687	6,692,152	12,555,411	12,831,009

Income before income taxes	5,782,832	4,580,811	11,091,089	9,576,140

Income tax expense	1,683,451	1,216,001	3,184,617	2,576,401

Net income	$4,099,381	$3,364,810	$7,906,472	$6,999,739

Basic and diluted earnings per share	$0.44	$0.36	$0.85	$0.75

Declared dividends per share	$0.21	$0.20	$0.42	$0.40